UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/21/2011

Assurant, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-31978

DE	39-1126612
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

One Chase Manhattan Plaza, 41st Floor
New York, New York 10005
(Address of principal executive offices, including zip code)

(212) 859-7000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06.    Material Impairments

The information disclosed under Item 8.01 of this Current Report on Form 8-K is incorporated by reference herein.

Item 8.01.    Other Events

On January 21, 2011, Assurant, Inc. (the "Company") concluded that it will take a non-cash goodwill impairment charge of $306.4 million (after-tax) in the fourth quarter of 2010. This conclusion was made in connection with the Company's annual goodwill impairment testing in accordance with ASC Topic 350, "Intangibles - Goodwill and Other."

The impairment charge relates to the goodwill of the Company's Assurant Health and Assurant Employee Benefits segments. Factors underlying the impairment charge include the effects of health care reform, the low interest rate environment, continuing high unemployment and the slow pace of the economic recovery.

The Company does not expect the non-cash charge to affect the Company's business operations, cash flow or regulatory capital ratios, or to result in future cash expenditures.

CAUTIONARY STATEMENT: Some of the statements included in this Current Report on Form 8-K are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management's best estimates, assumptions and projections and are subject to significant uncertainties. Actual results may differ materially from those projected in the forward-looking statements. The Company undertakes no obligation to update any forward-looking statements in this Current Report on Form 8-K as a result of new information or future events or developments. For a detailed discussion of the general risk factors that could affect the Company's results, please refer to the risk factors identified in the Company's annual and periodic reports, including but not limited to its Annual Report on Form 10-K for the year ended December 31, 2009 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, each as filed with the U.S. Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Assurant, Inc.

Date: January 24, 2011	By:	/s/ Stephen W. Gauster
Stephen W. Gauster
Senior Vice President, Chief Corporate Counsel and Assistant Secretary